EXHIBIT 99.1

CONTANGO OIL & GAS COMPANY

NEWS RELEASE

Contango Announces Initial Southern Delaware Basin Success

March 7, 2017 – HOUSTON, TEXAS – Contango Oil & Gas Company (NYSE MKT: MCF) (“Contango”) announced today results on its initial well on its Southern Delaware Basin acreage in Pecos County, Texas.

Contango is pleased to announce that the Lonestar-Gunfighter #1H, an Upper Wolfcamp test in the northwest portion of our acreage position, was recently completed with an approximate 10,000 foot lateral and 50 stages of fracture stimulation. The well initiated flow back on January 28, on a controlled flow basis, reaching a maximum 24-hour IP rate of an estimated 966 Boed  (72%  oil).  The well has been flowing back for approximately 30 days and as of yesterday was producing approximately 846 Boed.

After completion of the drilling of the Lonestar-Gunfighter in late December, we moved the drilling rig approximately one mile to the south where the next two wells were drilled from a common surface location, each well also targeting the Upper Wolfcamp. The Rude Ram #1H and the Ripper State #1H were drilled to a total depth of 20,804 feet and 20,898 feet, respectively, including approximately 10,000 foot laterals.  The completion of both wells, with 50 stages each, is scheduled to commence in mid-March, with initial production from both wells expected to commence in April.

After the completion of drilling these two most recent wells, the rig was moved approximately 1.5 miles to the southeast where we spud our fourth well, the Grim Reaper #1H, also targeting production from the Upper Wolfcamp.  The Grim Reaper, which is currently drilling at 11,000 feet, will be drilled to an approximate vertical depth of 12,600 feet, with extensive open hole logging analysis and rotary sidewall cores to be taken through the Bone Springs, Upper, Middle and Lower Wolfcamp for evaluation of productivity in a number of zones before drilling a 10,000 foot lateral within the Upper Wolfcamp. We have exercised our rig option for our 5th well, the Gunner #1H, which is planned to spud approximately two miles to the northeast after conclusion of the drilling of the Grim Reaper. The Grim Reaper is expected to be completed in April and the Gunner will follow soon thereafter.

Contango Oil & Gas Company is a Houston, Texas based, independent energy company engaged in the acquisition, exploration, development, exploitation and production of crude oil and natural gas offshore in the shallow waters of the Gulf of Mexico and in the onshore Texas Gulf Coast and Rocky Mountain regions of the United States. Additional information is available on the Company's website at http://contango.com.

This press release contains forward-looking statements regarding Contango that are intended to be covered by the safe harbor "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as "expects", “projects”, "anticipates", "plans", "estimates", "potential", "possible", "probable", or "intends", or stating that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward looking statements in that they reflect estimates based on certain

EXHIBIT 99.1

assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in  exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Contango’s operations or financial results are included in Contango’s other reports on file with the Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change. Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels.

Contact:

Contango Oil & Gas Company

E. Joseph Grady – 713-236-7400Sergio Castro – 713-236-7400

Senior Vice President and Chief Financial OfficerVice President and Treasurer